Exhibit 10.3

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made with effect as of the 4th day of June 2020 between Milestone Pharmaceuticals Inc. (the “Corporation”) and Francis Plat (the “Executive”).

RECITALS:

A.	The Corporation entered into an amended and restated employment agreement with the Executive dated April 26, 2019 (the “Employment Agreement”); and

B.	The Corporation and the Executive wish to amend the Employment Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Corporation and Executive, each intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

1.1       Definitions

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement.

Article 2
AMENDMENTS

2.1       Amendments to the Employment Agreement

(a)	Article 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

The Executive shall receive a gross annual base salary of US$342,400 (the “Base Salary”), which will be paid in accordance with the Corporation practices and procedures as they may exist from time to time. Effective June 1, 2021, unless otherwise agreed by the Executive and the Corporation, the Base Salary shall increase to US$428,000 per year. The Base Salary will thereafter be reviewed on an annual basis. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

(b)	A new sentence is hereby added to the end of Section 4.1 of the Employment Agreement as follows:

For purposes of this Section 4.1, the Executive’s Base Salary shall be determined based on the greater of the Base Salary as defined in Article 3 and US$428,000.

(c)	The following Sections are added after Section 4.2:

4.3       First Retention Bonus

Subject to the Executive’s compliance with the terms of this Agreement and provided that the Executive’s employment hereunder has not been terminated by the Corporation for Cause prior to June 1, 2021 (“First Retention Date”) and that the Executive has neither resigned nor retired prior to the First Retention Date, the Executive shall receive a lump sum retention bonus in the amount of US$85,600 (“First Retention Bonus”) within thirty days following the First Retention Date.

Notwithstanding the foregoing, if the Executive’s employment is terminated without Cause by the Corporation prior to the First Retention Date, the Executive shall be entitled to receive the First Retention Bonus, which shall be paid within thirty days following such termination.

4.4       Second Retention Bonus

Subject to the Executive’s compliance with the terms of this Agreement and provided that the Executive’s employment hereunder has not been terminated by the Corporation for Cause prior to the earlier of December 1, 2021 and a Change of Control (“Second Retention Date”) and that the Executive has neither resigned nor retired prior to the Second Retention Date, the Executive shall receive a lump sum retention bonus in the amount of US$21,400 (“Second Retention Bonus”) within thirty days following the Second Retention Date.

(d)	A new sentence is hereby added to the end of Section 15.3 of the Employment Agreement as follows:

For purposes of this Section 15.3, the Base Salary and Bonus of the Executive shall be determined based on the greater of the Base Salary as defined in Article 3 and US$428,000.

(e)	The following Section is added after Section 16.12:

16.13 Withholdings

All payments made by the Corporation to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

2.2       No Constructive Dismissal

The Executive further acknowledges and agree that this Amending Agreement does not constitute grounds for “Good Reason” pursuant to Article 15 of the Employment Agreement, or otherwise constitute any trigger for the Corporation’s payment of any severance benefits to the Executive pursuant to Article 15 of the Employment Agreement or under applicable law.

2.3       Employment Covenants

The Executive acknowledges and agrees that he must continue to abide by the Corporation’s rules and policies as well as all of his other obligations under the Employment Agreement and the Employee Confidential Information, Inventions, Non-Solicitation And Non-Competition Agreement signed by the Executive and which prohibits unauthorized use or disclosure of the Corporation’s proprietary information, among other obligations.

2.4       No Other Changes

Except as expressly amended or supplemented herein, the Employment Agreement, which includes the schedules attached thereto, shall be unmodified and shall continue to be in full force and effect in accordance with its terms. The Executive represents that he has received good and sufficient consideration for agreeing to the terms of the Employment Agreement (as amended by this Amending Agreement) and that he intends to be bound by its terms.

Article 3
STOCK OPTION GRANT

Subject to approval by the Board or a committee of the Board, the Executive shall be granted an option to purchase 35,000 Common Shares in the capital of the Corporation (the “Additional Option”) pursuant to and in accordance with the terms and conditions of the Corporation’s 2019 Equity Incentive Plan, as may be amended from time to time, and the option agreement between the Executive and the Corporation evidencing the Additional Option, as may be amended from time to time. The Additional Option shall have an exercise price equal to the Corporation’s fair market value on the grant date and shall vest, subject to Executive’s continued employment with the Corporation, in 24 equal monthly installments with the first installment vesting on July 1, 2020.

Article 4
MISCELLANEOUS

4.1       Governing Law

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

4.2       Recitals

The Recitals are true and form part of this Amending Agreement.

4.3       Without Prejudice

This Amending Agreement is without prejudice to the Corporation’s ability, in its sole discretion, to unilaterally make other changes to the Executive’s employment consistent with the terms and conditions of the Employment Agreement (as amended by this Amending Agreement) and any such changes will not affect the enforceability of the Employment Agreement (as amended by this Amending Agreement).

4.4       Further Assurances

Each party shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purposes of giving effect to this Amending Agreement and shall use commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Amending Agreement.

4.5       Language

The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents (including employee communications) be drawn in the English language. Les parties aux présentes reconnaissent que la présente entente et les documents qui s’y rattachent (incluant les communications avec l’employé) soient rédigés en langue anglaise.

[Signature Page Follows]

DATED effective the date first written above.

MILESTONE PHARMACEUTICALS INC.

Per:	/s/ Joseph Oliveto
Name: Joseph Oliveto
Title: President and CEO

/s/ Francis Plat
FRANCIS PLAT